Exhibit 10.2

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to Aware, if publicly disclosed. Double asterisks denote omissions.

Aware, Inc. 2020 Executive Bonus Plan

Aware, Inc. (the “Company”) executives, Robert Eckel, President & Chief Executive Officer, Robert Mungovan, Chief Commercial Officer, Mohamed Lazzouni, Chief Technical Officer and David Barcelo, Chief Financial Officer (the “Participants”) will be eligible to receive bonuses based upon the achievement by the Company of certain financial goals and the achievement of certain operational goals by each Participant as determined by the Compensation Committee of the Company’s Board of Directors. 70% of the bonus will be paid for achieving certain Company financial goals and 30% of the bonus will be paid for achieving certain operational goals.

The amount of the potential bonus that could be earned by the Participants is as follows: Robert Eckel up to $150,000; Robert Mungovan up to $137,500, Mohamed Lazzouni up to $137,500 and David Barcelo up to $100,000.

Financial Goals (70% of Total Potential Bonus)

The financial goal is common for all Participants. The bonus for the financial goal is based upon the achievement of certain Company 2020 booking, revenue and operating cash flow targets (“2020 Financial Goals”) determined by the Compensation Committee of the Company’s Board of Directors.

The amount of the bonus earned by a Participant will depend upon the Company’s actual 2020 bookings, revenue and operating cash flow, as compared to the 2020 Financial Goals. The following tables will be used to determine the applicable bonuses for the achievement of financial goals:

Robert Eckel

Actual 2020 bookings, revenue and operating cash flow as a % of 2020 Financial Goals	Bonus Amount-2020 Bookings	Bonus Amount-2020 Revenue	Bonus Amount-2020 Operating Cash Flow
Less than 85% of 2020 Financial Goals	$0	$0	$0
85% of 2020 Financial Goals	$13,125.00	$26,250.00	$13,125.00
95% of 2020 Financial Goals	$22,312.50	$44,625.00	$22,312.50
100% of 2020 Financial Goals	$26,250.00	$52,500.00	$26,250.00

Robert Mungovan

Actual 2020 bookings, revenue and operating cash flow as a % of 2020 Financial Goals	Bonus Amount-2020 Bookings	Bonus Amount-2020 Revenue	Bonus Amount-2020 Operating Cash Flow
Less than 85% of 2020 Financial Goals	$0	$0	$0
85% of 2020 Financial Goals	$24,062.50	$16,843.75	$7,218.75
95% of 2020 Financial Goals	$40,906.25	$28,634.38	$12,271.88
100% of 2020 Financial Goals	$48,125.00	$33,687.50	$14,437.50

Mohamed Lazzouni

Actual 2020 bookings, revenue and operating cash flow as a % of 2020 Financial Goals	Bonus Amount-2020 Bookings	Bonus Amount-2020 Revenue	Bonus Amount-2020 Operating Cash Flow
Less than 85% of 2020 Financial Goals	$0	$0	$0
85% of 2020 Financial Goals	$12,031.25	$24,062.50	$12,031.25
95% of 2020 Financial Goals	$20,453.13	$40,906.25	$20,453.13
100% of 2020 Financial Goals	$24,062.50	$48,125.00	$24,062.50

David Barcelo

Actual 2020 bookings, revenue and operating cash flow as a % of 2020 Financial Goals	Bonus Amount-2020 Bookings	Bonus Amount-2020 Revenue	Bonus Amount-2020 Operating Cash Flow
Less than 85% of 2020 Financial Goals	$0	$0	$0
85% of 2020 Financial Goals	$8,750.00	$17,500.00	$8,750.00
95% of 2020 Financial Goals	$14,875.00	$29,750.00	$14,875.00
100% of 2020 Financial Goals	$17,500.00	$35,000.00	$17,500.00

The amount of bonus payable with respect to the bonus for achievement of the financial goals will be subject to linear interpolation to reflect actual 2020 bookings, revenue and operating cash flow between the 2020 Financial Goals and 85% of 2020 Financial Goals or between 95% of 2020 Financial Goals and 100% of 2020 Financial Goals.

Operational Goals (30% of Total Potential Bonus)

Operational Goals are specific to each Participant.

Robert Eckel (Operational goal bonus eligibility up to $45,000)

•	Prepare 3-year & 2021 plan for long term value creation (30%)
•	Develop organization structure and finances to enable Aware to provide value add solutions and SaaS offerings to capture key programs (25%)
•	Penetrate emerging market verticals by identifying target(s) for partner or acquisition (25%)
•	Develop working plan for investor/public relations to increase demand in Aware from the shareholder community (20%)

Robert Mungovan (Operational goal bonus eligibility up to $41,250)

•	Build out worldwide sales team along with program office & proposal response team (10%)
•	[**] (25%)
•	[**] (25%)
•	Develop reusable collateral for bids and proposals (25%)
•	Develop Marketing and Go-to-Market program for current identified verticals and future identified verticals (10%)
•	Establish with CEO, CTO and VP of Sales a demand generation conversion program to create a customer satisfaction baseline in 2020 along with new references (5%)

Mohamed Lazzouni (Operational goal bonus eligibility up to $41,250)

•	Set up a triage and support program to create a closed loop customer satisfaction improvement program integrating sales with engineering (15%)
•	Deliver demos and put into production per roadmap (25%)
•	Complete bid structure & costing team for contracts (20%)
•	Establish standard hardware & Aware SaaS software solutions (15%)
•	Prepare 3 year and 2021 plan long term technology value creation program through internal or external means (25%)

David Barcelo (Operational goal bonus eligibility up to $30,000)

•	Execute Aware’s strategy by developing Aware as a value-add solutions/SaaS provider and capture key programs directly impacting company strategic goals (25%)
•	Penetrate emerging market verticals by identifying target(s) for partner or acquisition (25%)
•	Develop working plan with CEO for investor/public relations to increase demand in Aware from the shareholder community (20%)
•	Create and implement a process for Quarterly operational reviews that include clear metrics and KPI’s for financials, products, systems, key programs to measure progress.(20%)
•	Develop standard pricing and time and materials loading for OEM and SI partners to optimize the channel.(10%)

Bonus payouts, to the extent earned, will be paid approximately 45 days following the end of the 2020 fiscal year. All bonus payouts are subject to statutory deductions and are taxable at the time of payment. In the event that Mr. Eckel’s, Mr. Mungovan’s, Mr. Lazzouni’s or Mr. Barcelo’s employment by the Company terminates during 2020 by reason of total and permanent disability, or death, the terminated person will receive a pro-rated bonus. If Mr. Eckel’s, Mr. Mungovan’s, Mr. Lazzouni’s or Mr. Barcelo’s employment by the Company is terminated by the Company without cause, the Compensation Committee may, in its discretion, award the terminated person a pro-rata bonus. In the event that Mr. Eckel’s, Mr. Mungovan’s, Mr. Lazzouni’s or Mr. Barcelo’s employment terminates for any other reason, including resignation and discharge for cause prior to the bonus payout date, all rights to a bonus will be forfeited. All payouts from this bonus plan are subject to final approval by the Compensation Committee, which shall have the authority to change any amounts payable under the Plan.

The adoption and maintenance of the 2020 Executive Bonus Plan shall not be deemed a contract of employment. Nothing herein contained shall be deemed to give Mr. Eckel, Mr. Mungovan, Mr. Lazzouni or Mr. Barcelo the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge Mr. Eckel, Mr. Mungovan, Mr. Lazzouni or Mr. Barcelo at any time, nor shall it interfere with Mr. Eckel, Mr. Mungovan, Mr. Lazzouni or Mr. Barcelo’s right to terminate their employment at any time.